For Immediate Release	Contact Information
Friday, February 29, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Announces Private Placement of Preferred Stock
And Exchange of Existing Preferred Stock

SAN ANTONIO - February 29, 2008 - TXCO Resources Inc. (Nasdaq: TXCO) today announced that it has entered into agreements related to the private placement of $20 million, or 20,000 shares, of its Series E Convertible Preferred Stock, convertible into TXCO common stock at $17.36 per share. In addition, it announced that in connection with the private placement it has agreed to exchange its shares of Series C Convertible Preferred Stock, which were issued in a private placement in November 2007, for shares of Series D Convertible Preferred Stock. The shares of Series D Preferred Stock are convertible into TXCO common stock at $14.48 per share, the same conversion price as the Series C Convertible Preferred Stock. Closing and funding are expected to occur on or before March 4, 2008.

“TXCO currently has high-potential growth catalysts and this transaction will help us further expand our growth plans on an opportunistic basis,” said Chairman and CEO James E. Sigmon. “The funds will complement our previously announced plans to accelerate activity this year on the Pearsall shale gas resource play, San Miguel oil sands project and Glen Rose Porosity oil play in our core Maverick Basin area. We also plan to expedite drilling in TXCO’s East Texas Fort Trinidad Field, where we’re targeting the Glen Rose gas shoals. We remain confident that we will be successful in one or more of these prospects so we have also included a convertible hedge overlay to reduce dilution to our current TXCO stockholders.”

The Company intends to use the net proceeds from the sale of the Series E Convertible Preferred Stock to complement its 2008 CAPEX drilling program. In addition, TXCO may use the proceeds in the short term to repay certain outstanding indebtedness, and to pay expenses of the offering and the cost of the convertible hedge transactions discussed below, as well as other general corporate and working capital purposes.

Under the transaction documents, purchasers of the Series E Convertible Preferred Stock are entitled to, among other things, dividends of 6.0 percent per annum and the holders of Series D Convertible Preferred Stock are entitled to, among other things, dividends of 6.5 percent per annum. The conversion price for the Series D Convertible Preferred Stock is $14.48 per share. No fees will be paid for the exchange of Series C for Series D.

The conversion price for the Series E Convertible Preferred Stock is $17.36 per share. Subject to certain terms and conditions, the buyers may purchase up to an additional $30 million of the Series D Preferred Stock by delivering notice to the Company no later than March 20, 2008 (or, at the Company’s option, no later than May 20, 2008).

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The Company will register the shares of common stock issuable on conversion of the Series D Convertible Preferred Stock and Series E Convertible Preferred Stock with the Securities and Exchange Commission at a specified future date.

In connection with the private placement, TXCO also entered into a convertible hedge transaction, which increases the effective conversion price on the Series E Convertible Preferred Stock to $21.71 per share. These transactions include a purchased call option and sold call option. The Company will pay for the convertible hedge using a portion of the net proceeds of the Series E Convertible Preferred Stock offering.

Details regarding the private placement, the exchange, the terms of the Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, and the convertible hedge transactions are more fully discussed in a Form 8-K, which the Company is filing with the Securities and Exchange Commission later today.

Lazard Frères & Co. LLC served as placement agent in the private offering.

This news release is not an offer to purchase, nor a solicitation of an offer to sell, with respect to any securities. TXCO will make requisite filings as regulated by the Securities and Exchange Commission. All of TXCO’s SEC filings may be obtained at no charge from TXCO’s web site, www.txco.com, or the SEC web site at www.sec.gov.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.